EXHIBIT I



                           TEXT OF PROPOSED AMENDMENT
                                       TO
                          THE ARTICLES OF INCORPORATION

                                   ARTICLE IV

                                Authorized Shares


     The capitalization of the Corporation shall be as follows: The Corporation shall have the authority to issue Thirty Million (30,000,000) shares of voting common stock with a par value of $.0001 per share. Fully paid stock of this Corporation shall not be liable to any further call or assessment.







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